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Strategist Growth and Income Fund, Inc.
File No. 33-63907/811-7403

EXHIBIT INDEX

Exhibit 9(a):   Transfer Agency Agreement, between Registrant and
                American Express Client Service Corporation, dated January 1, 1998.

Exhibit 10:     Opinion and consent of counsel.

Exhibit 11:     Independent auditors' consent.

Exhibit 17:     Financial Data Schedules.

Exhibit 19(c):  Trustees' Power of Attorney, dated January 7, 1998.